EXHIBIT 5.1
[SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]
April 11, 2008
Hayes Lemmerz Finance LLC—Luxembourg S.C.A.
Centre Mercure
41 avenue de la Gare
5 ème Etage, L-1611 Luxembourg

RE:	Hayes Lemmerz Finance LLC—Luxembourg S.C.A.; Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as United States counsel to Hayes Lemmerz Finance LLC—Luxembourg S.C.A., a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg (the “Issuer”), and special counsel to each of the Opinion Guarantors (as defined herein), in connection with the preparation of a registration statement on Form S-4 (Registration Statement No. 333-145509), filed by the Issuer and the Guarantors (as defined herein) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 16, 2007, as amended by Amendment No. 1 thereto as filed with the Commission on the date hereof (as so amended, the “Registration Statement”), to register the issuance by the Issuer of up to €130,000,000 aggregate principal amount of its 8.25% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes will be governed by an Indenture, dated as of May 30, 2007 (the “Indenture”), among the Issuer, the Opinion Guarantors, the other guarantors named therein and listed on Schedule I attached hereto (the “Domestic Guarantors”), U.S. Bank National Association, as trustee (the “Trustee”), and Deutsche Bank AG, London Branch, as London paying agent, which provides for the guarantee, to the extent set forth in the Indenture, of the Exchange Notes by each of the Opinion Guarantors and

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

the Domestic Guarantors. The guarantees of the Opinion Guarantors and Domestic Guarantors, as set forth in the Indenture, and the guarantees provided by certain foreign guarantors listed on Schedule I attached hereto (the “Foreign Guarantors”) pursuant to certain guaranty agreements, copies of which have been filed as exhibits to the Registration Statement, are hereinafter referred to collectively as the “Guarantees,” and the Opinion Guarantors, the Domestic Guarantors, and the Foreign Guarantors are hereinafter referred to collectively as the “Guarantors.” The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 8.25% Senior Notes due 2015 of the Issuer (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 30, 2007 (the “Registration Rights Agreement”), by and among Issuer, the guarantors named therein, and Deutsche Bank AG, London Branch, Citigroup Global Markets Inc., and UBS Limited, as initial purchasers of the Original Notes.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement;

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture, which includes therein the Guarantees issued by the Opinion Guarantors in respect of the Exchange Notes;

(iv)	the form of the Exchange Notes;

(v)	the certificate of incorporation, articles of incorporation, or certificate of formation and by-laws or operating agreement of each of the guarantors that is a corporation or limited liability company incorporated or formed under the laws of the State of Delaware and identified as such on Schedule I hereto (the “Delaware Guarantors”) and the guarantor that is a corporation incorporated under the laws of the State of Texas and identified as such on Schedule I hereto (the “Texas Guarantor,” and together with the Delaware Guarantors, the “Opinion Guarantors”); and

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

(vi)	certain resolutions adopted by the board of directors or other governing bodies or entities (as applicable) of the Opinion Guarantors relating to the Exchange Offer, the guarantees of the Original Notes and the Exchange Notes, the Indenture, and related matters.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Opinion Guarantors but including the Issuer, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, other than the Opinion Guarantors, of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Issuer has been duly organized, is validly existing in good standing, and has requisite legal status and legal capacity, under the laws of the Grand Duchy of Luxembourg, and that the Issuer has complied and will comply with all aspects of the laws of all pertinent jurisdictions (including the laws of the Grand Duchy of Luxembourg) in connection with the transactions contemplated by, and the performance of its obligations under, the Registration Rights Agreement, the Indenture, and the Exchange Notes, other than the laws of the States of Delaware, Texas, and New York insofar as we express our opinion herein. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer, the Opinion Guarantors and others.
     Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, and the Texas Business Corporation Act, and those laws, rules, and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer, but without our having made any special investigation as to the applicability of any specific law, rule or regulation (all of the

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foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinion herein stated.
     The opinions set forth below are subject to the following further qualifications, assumptions and limitations:
(a)	The validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	We do not express any opinion as to the applicability or effect of any fraudulent transfer, preference, or similar law on the Indenture, the Original Notes, the Exchange Notes, the Guarantees, or the Exchange Offer.

(c)	With respect to the enforceability of all obligations under the Exchange Notes and the Guarantees, we note that a United States federal court would award a judgment only in United States dollars and that a judgment of a court in the State of New York rendered in a currency other than the United States dollar would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment. Our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights, and we do not express any opinion as to the enforceability of the provisions of the Indenture, the Exchange Notes, and the Guarantees providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Indenture, the Exchange Notes, and the Guarantees from a court judgment in another currency.

(d)	To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture, the Exchange Notes, and the Guarantees of the Opinion Guarantors, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law Section 5-1401 and Section 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
April 11, 2008

qualification that such enforceability may be limited by considerations of public policy.

(e)	In rendering the opinion expressed below, we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Indenture, the Exchange Notes, and the Guarantees of the Opinion Guarantors, to the extent it is stated therein that such agreements and documents are governed thereby, is legal and valid under the laws of other applicable jurisdictions and that, insofar as any obligation under any of the Indenture, the Exchange Notes, and the Guarantees is to be performed in any jurisdiction outside the United States of America, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

(f)	With respect to the Texas Guarantor, for purposes of determining the existence and good standing of the Texas Guarantor under the Texas Business Corporation Act and the Texas Tax Code, respectively, we have (i) assumed that no court has entered a decree dissolving the Texas Guarantor and (ii) relied solely on our review of (x) a certificate from the Secretary of State of Texas as to the Texas Guarantor’s existence in the State of Texas, (y) a certificate from the Texas Comptroller of Public Accounts as to the Texas Guarantor’s good standing in the State of Texas, and (z) a certificate as to certain factual matters from an officer of the Texas Guarantor.
     Based upon the foregoing and subject to and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Registration Statement becomes effective and the Exchange Notes (in the form examined by us) have been duly executed and authenticated by the Trustee in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees of the Opinion Guarantors will constitute valid and binding obligations of the Opinion Guarantors, enforceable against each such Opinion Guarantor, respectively, in accordance with their terms.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Issuer of the Indenture and the Exchange Notes, the execution and delivery by each of the Opinion Guarantors of the Indenture, and the

Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
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performance by each of the Issuer and the Opinion Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Opinion Guarantors or any of their respective properties are subject, except that we do not make this assumption for those agreements and instruments that have been identified to us by the Issuer and the Opinion Guarantors as being material to them and that are listed as exhibits in Part II of the Registration Statement.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps,
     Slate, Meagher & Flom LLP

SCHEDULE I
A. Opinion Guarantors

Delaware Guarantors	Jurisdiction of Organization
Hayes Lemmerz International, Inc.	DE
HLI Parent Company, Inc.	DE
HLI Operating Company, Inc.	DE
HLI Wheels Holding Company, Inc.	DE
Hayes Lemmerz International – California, Inc.	DE
Hayes Lemmerz International – Georgia, Inc.	DE
Hayes Lemmerz International – Huntington, Inc.	DE
Hayes Lemmerz International Import, Inc.	DE
Hayes Lemmerz International – Sedalia, Inc.	DE
HLI Commercial Highway Holding Company, Inc.	DE
Hayes Lemmerz International – Commercial Highway, Inc.	DE
HLI Powertrain Holding Company, Inc.	DE
HLI Brakes Holding Company, Inc.	DE
HLI Services Holding Company, Inc.	DE
Hayes Lemmerz International – Kentucky, Inc.	DE
HLI Netherlands Holdings, Inc.	DE
Hayes Lemmerz Finance LLC	DE

Texas Guarantor	Jurisdiction of Organization
Hayes Lemmerz International – Laredo, Inc.	TX
B. Domestic Guarantors

Jurisdiction of Organization
Hayes Lemmerz International – Howell, Inc.	Michigan
Hayes Lemmerz International – Wabash, Inc.	Indiana
HLI Suspension Holding Company, Inc.	Michigan
Hayes Lemmerz International – Technical Center, Inc.	Michigan
HLI Realty, Inc.	Michigan
C. Foreign Guarantors

Jurisdiction of Organization
Industrias Fronterizas HLI, S.A. de C.V.	Mexico
HLI European Holdings ETVE, S.L.	Spain
Hayes Lemmerz Aluminio S. de R. L. de C.V.	Mexico

Jurisdiction of Organization
Hayes Lemmerz Manresa, S.L.	Spain
Hayes Lemmerz Fabricated Holdings B.V.	Netherlands
Borlem Aluminio S.A.	Brazil
Hayes Lemmerz Alukola, s.r.o.	Czech
Hayes Lemmerz Autokola, a.s.	Czech
Hayes Lemmerz Barcelona, S.L.	Spain
Hayes Lemmerz Holding GmbH	Germany
Hayes Lemmerz Werke GmbH	Germany
Hayes Lemmerz Königswinter GmbH	Germany
Hayes Lemmerz Immobilien GmbH & Co. KG Partnership	Germany